Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement of Computer Horizons Corp. on Form S-4 of our reports dated March 17, 2005, relating to the financial statements and financial statement schedule of Analysts International Corporation and management's report on the effectiveness of internal control over financial reporting (which reports express an unqualified opinion on the financial statements and financial statement schedule and include an explanatory paragraph referring to the change in the method of accounting for goodwill and certain intangibles in 2002, express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and express an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K of Analysts International Corporation for the year ended January 1, 2005, and to the reference to us under the heading "Experts" in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
August 3, 2005